SHAWMUT NATIONAL CORPORATION

                      SPLIT-DOLLAR LIFE INSURANCE PLAN

                            AMENDED AND RESTATED

                          PURSUANT TO RESOLUTIONS

                         ADOPTED SEPTEMBER 10, 1991

                         EFFECTIVE OCTOBER 31, 1991

                      RESTATED AS OF NOVEMBER 24, 1992



                        SHAWMUT NATIONAL CORPORATION

                      SPLIT-DOLLAR LIFE INSURANCE PLAN

 1. Purpose of the Plan. The purpose of the Shawmut
 National Corporation Split-Dollar Life Insurance Plan, which with respect to Supplemental Retirement Benefits shall consist of two separate plans as described below, is to replace and restate the Predecessor Plan to provide preretirement insured death benefits and postretirement insured death benefits or supplemental retirement benefits for selected Employees through the Corporation's purchase of individual life insurance policies for such officers under a split-dollar life insurance arrangement. Such life insurance policies may be owned either by the Corporation ("endorsement method") or by the Participant ("collateral assignment method"). The effective date of this plan is October 31, 1991.

 2. Definitions.

 2.1 Administrator. The Plan Administrator of the Shawmut
 National Corporation Employees' Retirement Plan.

 2.2 Agreement or Split-Dollar Agreement. An agreement executed by the Corporation and the Participant setting forth the specific terms under which a Policy will be purchased for the Participant.

 2.3 Base Salary. The annual base salary paid by the Corporation or any of its subsidiaries to a Participant for services rendered, exclusive of overtime, bonuses, commissions, incentive pay or any other form of remuneration.

 2.4 Cause. (a) The Participant's falsification of accounts of the Corporation, embezzlement of funds of the Corporation or commission of any act constituting gross misconduct; or (b) the conviction of the Participant (after the exhaustion of all appeals) of, or the entry of a pleading of guilty or nolo contenders by the Participant to any crime involving moral turpitude or any felony.

 2.5 Committee. The Human Resources Committee of the
 Corporation's board of directors.

 2.6 Corporation. Shawmut National Corporation.

 2.7 Effective Date. October 31, 1991, pursuant to resolutions of the Shawmut National Corporation board of directors adopted on September 10, 1991. Restated as of November
 24, 1992.

 2.8 Employee. A person enrolled on the active employment rolls of the Corporation or any of its subsidiaries.

 2.9 ERISA. The Employee Retirement Income Security Act of
 1974, as amended from time to time.

 2.10 Insurance Carrier. Any life insurance company selected to issue policies under or pursuant to the Plan.

 2.11 Participant. An Employee of the Corporation or any of its subsidiaries who, as determined in the sole discretion of the Chairman or an officer of the Corporation designated by the Chairman, is in a position to make significant contributions to the long-term financial objectives of the Corporation and is determined by the Insurance Carrier to be insurable at the time of initial nomination. An Employee shall become a Participant on the first day of the month on or next following the Chairman's determination; however, for Participants in the Predecessor Plan, the date they became a participant is the effective date of the first policy issued on their behalf under the terms of the Predecessor Plan.

 2.12 Plan. This Shawmut National Corporation Split-
 Dollar Life Insurance Plan, which with respect to Supplemental Retirement Benefits shall consist of two separate plans, one for Participants whose benefits are funded by the Secular Trust (referred to herein as the "Secular Plan") and one for Participants whose benefits are funded by the Rabbi Trust, collectively, with the Secular Plan and all other provisions contained herein, referred to as the "Plan".

 2.13 Policy. Any whole life or universal life insurance policy or policies issued by the Insurance Carrier pursuant to the Plan.

 2.14 Predecessor Plan. The Hartford National
 Corporation Split-Dollar Life Insurance Plan.

 2.15 Rabbi Trust. The Trust entered into by the
 Corporation and the Chase Manhattan Bank, N.A. dated as of June
 7, 1989, as restated as of September 7, 1990 and January 1, 1992, and as amended from time to time.

 2.16 Retirement Date. (a) The date on which a
 Participant has terminated employment with the Corporation and has fulfilled all age and service requirements for early or normal retirement under the SERP, taking into account all service credited to such Participant for such purposes under the SERP, and taking into account any date established by the Chairman or the Chairman's designee (in the case of a Participant other than the Chairman) or by any resolution of the board of directors of the Corporation for the commencement of benefits under the Plan or the SERP; (b) with respect to a Participant who has fulfilled only such service requirements upon his or her termination of employment with the Corporation, and is at least 53 years of age as of such date of termination, the date on which he or she subsequently fulfills such age requirements; and (c) with respect to any other Participant, there shall be no Retirement Date.

 2.17 Secular Trust. The Trust entered into by the
 Corporation and the Chase Manhattan Bank, N.A., dated as of August 31, 1987, as restated as of September 7, 1990 and January
 1, 1992, and as amended from time to time.

 2.18 SERP. The Shawmut National Corporation Executive
 Supplemental Retirement Plan.

 2.19 Supplemental Retirement Benefits. The benefits provided in Section 9 hereof.

 2.20 Total Base Salary. The cumulative Base Salary of a Participant during the period of his or her participation in the Plan times the multiple of Base Salary established by the Chairman or the Chairman's designee (in the case of a Participant other than the Chairman) or by any resolution of the board of directors of the Corporation taking into account changes, if any, that may take place in such multiple during the period of participation. In the case of an annual period during which the Participant was not in the continuous employment of the Corporation or not a Participant, the Base Salary used in the calculation of Total Base Salary shall be prorated by the ratio of the Participant's actual complete months worked during such annual period to twelve. The Chairman or the Chairman's designee (in the case of a Participant other than the Chairman) or the board of directors of the Corporation (in the case of any Participant) may determine in writing to increase the multiple of Base Salary of a Participant only for purposes of the benefit provided in Section 9.

 3. Plan Administration.

 3.1 The Corporation shall be a "named fiduciary" under the Plan, within the meaning of Section 402(a) of ERISA. The Administrator shall have responsibility for the general administration of the Plan, and shall be a "named fiduciary" within the meaning of Section 402(a) of ERISA.

 3.2 The Administrator is hereby designated as the "administrator" of the Plan within the meaning of Section 3(16)(A) of ERISA. The Administrator shall administer the Plan, as agent of the Corporation, in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. Subject to the express terms and conditions set forth in the Plan, the Administrator may authorize any action and may authorize any one or more of the members of the committee which serves as the Administrator or any officer of the Corporation to execute and deliver documents on behalf of the Administrator.

 3.3 Subject to the express terms and conditions set forth in the Plan, the Administrator shall have the exclusive authority to construe and interpret the Plan, to establish, amend and revoke rules and regulations and to make other determinations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective and to promote the best interests of the Corporation with respect thereto, provided that no such action by the Administrator shall reduce the Corporation's liability to provide any benefit accrued hereunder with respect to any Participant without such Participant's consent.

 3.4 Subject to the provisions of Section 11 hereof, the claim procedure for the Plan is set forth in this Section 3.4. Any claim by any Participant for benefits under this Plan shall be directed to and determined by the Administrator and shall be in writing. Any denial by the Administrator of a claim for benefits under this Plan shall be delivered to the Participant in writing and shall set forth the specific reasons for the denial and the specific provisions of this Plan relied upon. The Administrator shall afford a reasonable opportunity to the Participant for a review of the decision denying a claim and shall further allow the Participant to appeal to the Administrator a decision of the Administrator within sixty (60) days after notification by the Administrator that the Participant's claim has been denied. Any further dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

 3.5 Any and all decisions and determinations by the Administrator or the Committee in the exercise of its power shall be final and binding upon the Corporation, each of its subsidiaries and each Participant. No member of the Committee or the committee which serves as the Administrator shall be personally liable for any action (or inaction), or any determination of interpretation made by him or her or any other such member in connection with the Plan, except for his or her own wilful misconduct or as expressly provided by statute.

 4. Benefits.

 4.1 Purchase of Insurance. The Corporation shall enter into a Split-Dollar Agreement with each Participant, which shall provide for the purchase of a Policy for such Participant by the Corporation. The face amount of the Policy for each Participant shall be a multiple of the Base Salary of the Participant as determined by the Chairman or the Chairman's designee (in the case of a Participant other than the Chairman) or the board of directors of the Corporation in writing from time to time. Notwithstanding the foregoing, the face amount of the Policy shall be increased only to the extent the Participant is determined by the Insurance Carrier to be insurable at the time the limits are reviewed.

 4.2 Beneficiary Provisions. The beneficiary provisions of each Policy shall provide that upon the death of a Participant the Policy proceeds shall be paid, in a lump sum or as otherwise set forth in the Agreement or the Policy, as follows:

 a. to the Corporation, the greater of the following amounts:

 (i) All premiums paid by the Corporation under the Policy until the date of the Participant's death, excluding premiums for any extra benefit riders issued under the Policy, but reduced by any indebtedness (along with any unpaid interest) on the Policy, or

 (ii) An amount equal to

 (A) the cash value of the Policy as of the date to which premiums have been paid, plus

 (B) the cash value of any dividend additions on the Policy as of the date of the Participant's death, plus

 (C) any dividend credits outstanding on the Policy as of the date of the Participant's death, but reduced by

 (D) any indebtedness (along with any unpaid interest) on the Policy.

 b. to the beneficiary designated pursuant to Section
 4.3, any death proceeds in excess of the amount specified in Section 4.2.a. hereof.

 4.3 Beneficiary Designation. The death benefit provided under each Policy shall be payable to the beneficiary or beneficiaries designated by the Participant in the Policy. If no such beneficiary is designated, the beneficiary shall be the person or persons entitled to the death benefit under the terms of the Policy or applicable state law, whichever governs.

 5. Ownership. If a Policy is purchased under the "endorsement method", then subject to the limitations of the split dollar endorsement to each Policy, the Corporation, its successors or assigns shall have all ownership rights therein; except that each Participant shall have the right, with respect to the Policy purchased therefor, to designate the beneficiary, to elect an income settlement option and to assign all rights and interests with respect to that potion of the death proceeds specified in Section 4.2.b. hereof, and all ownership rights with respect to any one-year term rider that may be purchased by the Corporation. If a Policy is purchased under the "collateral assignment method", then, subject to the limitations (set forth in the next sentence) of the collateral assignment to the Corporation, the Participant (or such other person as is named in the Policy as the owner thereof) shall have all ownership rights in the Policy, including the right to designate the beneficiary. Under the terms of the collateral assignment to the Corporation, the Corporation shall have the right to retain upon termination of the Agreement the amounts set forth in Section 4.2(a) hereof, the right to release the collateral assignment, the right to make or receive loans against the Policy, and such other rights as are agreed upon by the owner of the Policy and the Corporation.
 Under either method, each Agreement shall provide that the respective Policy rights shall be exercisable by the owner of the right without consent of the other party; provided, however, that if the Insurance Carrier should require the signatures of both parties for the exercise of any policy rights, the Agreement shall provide that such parties agree to co-sign any required documents and take all steps necessary to permit the exercise of such policy rights.

 6. Dividends. Dividends shall be applied as the Corporation may determine from time to time.

 7. Premiums. Premiums on each Policy shall be paid by the Corporation as they become due. Notwithstanding the foregoing provisions, each Participant shall be required to reimburse the Corporation for such amounts as may be determined from time to time by the Insurance Carrier to be the economic benefit to the Participant based on the Policy's then current dividend scale and on applicable rulings of the Internal Revenue Service. The Corporation shall have the right to receive such reimbursement by making payroll deductions from the Participant's salary. Any assignee of the Participant shall reimburse the Corporation annually in advance for such amounts as may be determined from time to time by the Insurance Carrier to be the economic benefit to the Participant based on the Policy's then current dividend scale and on applicable rulings of the Internal Revenue Service.

 8. Termination of Employment.

 8.1 (a) If a Participant terminates employment with the Corporation, unless terminated for Cause by the Corporation, while a Split-Dollar Agreement is in effect, the Participant (or his or her assignee, where applicable) shall have the right, exercisable within thirty (30) days of the date of such termination of employment or, if later, his or her Retirement Date, to purchase the Policy from the Corporation for an amount equal to the total premiums paid by the Corporation, reduced by any indebtedness (along with any unpaid interest) on the Policy. Upon receipt of such amount, the Corporation shall agree to execute all documents necessary to transfer its interest in the Policy to the Participant (or his or her assignee, where applicable). Following such purchase, the Split-Dollar Agreement shall terminate.

 (b) If a Participant (or his or her assignee, where applicable) does not elect to purchase the Corporation's interest in a Policy pursuant to the preceding sentence, then the Split-Dollar Agreement shall terminate and the Participant shall, at the Corporation's request, execute such document as may be required by the Corporation and the Insurance Carrier to transfer the Participant's interest in the Policy to the Corporation.

 8.2 Upon termination of the Split-Dollar Agreement pursuant to Section 8.1(b) hereof, the Corporation shall agree to pay to a Participant to whom Section 9 hereof does not apply an amount equal to 200% of the amount by which the cash value of the Policy plus the cash value of any dividend additions unreduced by any indebtedness (along with any interest therein) exceeds the total premiums paid by the Corporation under the Policy since its issuance, payable within 90 days following the termination of the Split-Dollar Agreement.

 9. Supplemental Retirement Benefits.

 9.1 Upon termination of the Split-Dollar Agreement pursuant to Section 8.1(b) hereof, the Corporation shall agree to pay to a Participant who has reached his or her Retirement Date a supplemental retirement benefit in the form of a ten (10) equal amounts, payable on the first of the month on or next following the Participant's Retirement Date, and the nine subsequent anniversaries thereof of such date, the annual amount of which shall be equal to the Participant's Total Base Salary times one percent (.01).

 9.2 A Participant may elect to receive his or her benefit in the form described in Section 9.1 hereof or in the form of a 50% joint and survivor annuity payable monthly, a 100% joint and survivor annuity payable monthly, a life annuity payable monthly, a life annuity with ten years certain payable monthly, or a lump sum; provided, however, that such alternate, optional form of benefit shall be the actuarial equivalent using a) 8% interest,
 b) the 1983 Group Annuity Mortality for Males without the 10% load for antiselection for Participant mortality, and c) the 1983 Group Annuity Mortality for Females without the 10% load for antiselection for contingent annuitant mortality, of the 10-year certain form of benefit described in such Section 9.1. In order to elect an alternative form of benefit under this Section 9.2, a Participant must make an irrevocable election to such effect within 90 days of the later of the date on which he or she becomes a Participant or the effective date of this Plan, but no earlier than January 1, 1994. In the case of a Participant in the Secular Plan who is married or subject to a "qualified domestic relations order", as defined in Section 414 of the Internal Revenue Code of 1986, as amended, the form of benefit shall be a 50% joint and survivor annuity unless an election complying with the provisions of Section 6.02 of the Qualified Plan has been made.

 10. Waiver of Premium. Should the Participant and the
 Corporation deem it desirable, the Plan Administrator shall permit application to be made for a supplemental agreement or rider providing for the waiver of policy premiums in the event of the Participant's disability. Any additional premium attributable to such agreement or rider shall be paid by the Corporation.

 11. Death Benefits Claim Procedure. All death benefits provided under the Plan are to be paid from the Insurance Policies. The Corporation has adopted the claim procedure established by the Insurance Carrier as the claim procedure for death benefits under the Plan. The beneficiary of the policy proceeds must file a claim for benefits with the Insurance Carrier in whatever form the Insurance Carrier may reasonable require. If the Insurance Carrier denies the claim, the beneficiary who wants to have that denial reviewed must follow the Insurance Carrier's claim review procedure. The Corporation shall have no liability in the event an Insurance Carrier denies a beneficiary's claim for benefits.

 12. Amendment; Discontinuance; Merger.

 12.1 The Board may amend or discontinue the Plan at any time, provided that no such amendment or termination shall reduce the Corporation's liability to provide any benefit accrued hereunder with respect to each Participant up to the date of such amendment or termination without such Participant's consent.

 12.2 The rights to any benefits of any former employee whose employment terminated prior to the Effective Date (and who is not employed by the Corporation subsequent to the Effective
 Date) shall be determined solely in accordance with the provision of any Predecessor Plan in which he or she was a participant, as in effect at the time of such termination of employment.

 12.3 If the Secular Pan shall merge or consolidate with, or transfer its assets or liabilities to, any other "pension plan", as defined in Section 3(2) of ERISA, each Participant shall, to the extent required by Section 208 of ERISA and any regulations promulgated thereunder, be entitled to receive a benefit immediately after such merger, consolidation or transfer which is equal to or greater than the benefit which he or she would have been entitled to receive immediately before such merger, consolidation or transfer.

 13. Miscellaneous.

 13.1 Employment Not Guaranteed by the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant a right to be retained as an executive officer or as an Employee of the Corporation for any period.

 13.2 Taxes. The Corporation shall deduct from each Participant's Base Salary all applicable federal or state taxes that may be required by law to be withheld resulting from the Corporation's payment of premiums on the Insurance Policy under the Plan.

 13.3 Governing Law. The Plan shall be construed according to the laws of the State of Connecticut.

 13.4 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Plan Administrator shall be made in writing and in such form as the Administrator shall prescribe. Such communication shall be effective upon mailing, if sent by first-class mail, postage prepaid and addressed to the Director of Human Resources at 777 Main Street, Hartford, Connecticut 06115.

 13.5 Agent for Service of Process. The Administrator is designated as the agent to receive service of legal process on behalf of the Plan.

 13.6 Reorganization. The Company shall not merge nor consolidate with any other corporation or reorganize unless and until, such succeeding or continuing corporation or entity agrees to assume and discharge the obligations of the company under this Plan. Upon such assumption the term "Company" as used in this Agreement shall be deemed to refer to such successor corporation or entity.